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EXHIBIT 4.4

DESCRIPTION OF SECURITIES

The following description is based on relevant portions of the Maryland General Corporation Law (the "MGCL") and on the Articles of Amendment and Restatement (our "Charter") and Amended and Restated Bylaws (our "Bylaws") of MSC Income Fund, Inc. ("we," "our," or the "Company"). This summary is not necessarily complete, and we refer you to the MGCL and our Charter and Bylaws for a more detailed description of the provisions summarized below.

Stock

As of December 31, 2020, our authorized stock consisted of 500,000,000 shares of stock, par value $0.001 per share, of which 450,000,000 shares are classified as common stock and 50,000,000 shares are classified as preferred stock. There is currently no market for our common stock, and we do not expect that a market for our shares will develop in the future. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally will not be personally liable for our debts or obligations.

Common Stock

Under the terms of our Charter, all shares of our common stock have equal rights as to voting and distributions and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, exchange, conversion or redemption rights, but are entitled to the limited repurchase rights described below relating to our share repurchase program and repurchases upon the death or disability of a stockholder. Shares of our common stock are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of common stock would be entitled to be paid, out of the assets of the Company that are legally available for distribution to our stockholders after we pay or make reasonable provision for the payment of all claims and obligations and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, a liquidation payment equal to the net asset value per share; provided, however, that if the available assets of the Company are insufficient to pay in full the above described liquidation payment, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of common stock ratably in the same proportion as the respective amounts that would be payable on such shares of common stock if all amounts payable thereon were paid in full. Except as may otherwise be specified in our Charter, each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors; provided, however, that the holders of common stock will have (i) exclusive voting rights on a charter amendment that would alter only the contract rights, as expressly set forth in our Charter and (ii) voting rights as set forth in Rule 18f-3(a)(2)-(3) promulgated under the Investment Company Act of 1940, as amended (the "1940 Act"). Except as provided with respect to any other class or series of stock, the holders of our common stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock are able to elect all of our directors, and holders of less than a majority of such shares are not able to elect any director.

Preferred Stock

Under the terms of our Charter, our board of directors is authorized to issue shares of preferred stock in one or more classes or series without stockholder approval. The board of directors has discretion to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of preferred stock. Every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act requires that (1) immediately after issuance and before any distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. Pursuant to the Omnibus Guidelines published by the North American Securities Administrators Association ("NASAA"), before any preferred stock may be issued by us, a majority of our independent directors that do not have an interest in the transaction must (i) approve any such offering of preferred stock; and (ii) have access, at our expense, to our securities counsel or independent legal counsel.

Provisions of the Maryland General Corporation Law and Our Charter and Bylaws

The MGCL and our Charter and Bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with the board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.

Under our Bylaws, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for certain litigation.

Share Repurchase Program

Our Charter contains provisions governing our share repurchase program. Under our share repurchase program, we plan to conduct quarterly tender offers up to the lesser of (i) the number of shares of common stock we can repurchase with the proceeds we receive from the issuance of shares of common stock under our distribution reinvestment plan during the prior calendar quarter and (ii) 2.5% of our weighted average number of shares of common stock outstanding in the prior four calendar quarters on such terms as may be determined by our board of directors in its complete and absolute discretion unless, in the judgment of the independent directors of our board of directors, such repurchases would not be in the best interests of our stockholders or would violate applicable law. Under the MGCL, except as provided in the following sentence, a Maryland corporation may not make a distribution to stockholders, including pursuant to our repurchase program, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation's total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock (unless our Charter provides otherwise). Notwithstanding the provision requiring total assets to exceed total liabilities plus senior liquidation preferences, a corporation may make a distribution, including a repurchase, from: (i) the net earnings of the corporation for the fiscal year in which the distribution is made; (ii) the net earnings of the corporation for the preceding fiscal year; or (iii) the sum of the net earnings of the corporation for the preceding eight fiscal quarters. We will conduct such repurchase offers in accordance with the requirements of Rule 13e-4 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the 1940 Act. In months in which we repurchase shares, we will generally conduct repurchases during the last week of the third month of the quarter. Any offer to repurchase shares will be conducted solely through tender offer materials mailed to each stockholder and is not being made through this prospectus.

The board of directors also will consider the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase shares and under what terms:

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  the effect of such repurchases on our qualification as a regulated investment company ("RIC") (including the consequences of any necessary asset sales);

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  the liquidity of our assets (including fees and costs associated with disposing of assets);

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  our investment plans and working capital requirements;

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  the relative economies of scale with respect to our size;

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  our history in repurchasing shares or portions thereof; and

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  the condition of the securities markets.

Any tender offer presented to our stockholders will remain open for a minimum of 20 business days following the commencement of the tender offer. In the materials that we will send to our stockholders, we will include the date that the tender offer will expire. All tenders for repurchase requests must be received prior to the expiration of the tender offer in order to be valid. If there are any material revisions to the tender offer materials (not including the price at which shares may be tendered) sent to our stockholders, we will send revised materials reflecting such changes and will extend the tender offer period by a minimum of an additional five business days. If the price at which shares may be tendered is changed, we will extend the tender offer period by a minimum of an additional ten business days.

We will not repurchase shares, or fractions thereof, if such repurchase will cause us to be in violation of the securities or other laws of the United States, Maryland or any other relevant jurisdiction. While we intend to conduct quarterly tender offers as described above, we are not required to do so and may amend, suspend or terminate the share repurchase program at any time.

Election of Directors, Number of Directors; Vacancies; Removal

As permitted by Maryland law, a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present will be required to elect a director.

Our Charter provides that a majority of our board of directors must be independent directors except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of such independent director's successor, and the 1940 Act requires that a majority of our board of directors be persons other than "interested persons" as defined in the 1940 Act.

Our Charter provides that the number of directors will initially be five, which number may be increased or decreased by the board of directors in accordance with our Bylaws. The number of directors currently on our board of directors is five. Our Bylaws provide that a majority of our entire board of directors may at any time establish, increase or decrease the number of directors. However, the number of directors may never be less than three or more than fifteen. Except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Action by Stockholders

The MGCL provides that stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter permits consent by the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting, which our Charter does not). These provisions, combined with the requirements of our Bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of other business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the board of directors or (c) by a stockholder who is a stockholder of record both at the time of giving notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) by or at the direction of the board of directors or (ii) provided that has been called in accordance with our Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the Bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our Bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our Bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by our Secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders who are stockholders of record at the time of the request and are entitled to cast not less than 10% of all the votes entitled to be cast on such matter at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.

Under our Charter, provided that our directors then in office have approved and declared the action advisable and submitted such action to the stockholders, an amendment to our Charter that requires stockholder approval, a merger, a conversion or a sale of all or substantially all of our assets or a similar transaction outside the ordinary course of business, must generally be approved by the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Notwithstanding the foregoing, (i) amendments to our Charter to make our common stock a "redeemable security" or to convert the Company, whether by merger or otherwise, from a closed-end company to an open-end company, (ii) amendments to our Charter relating to the vote required for certain actions and (iii) the dissolution of the Company each must be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

Our Charter and Bylaws provide that the board of directors has the exclusive power to make, alter, amend or repeal any provision of our Bylaws.

Our Charter provides that the stockholders may, upon the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter,

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  Amend the Charter (other than as described above);

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  Remove MSC Adviser I, LLC (our "Adviser") and elect a new investment adviser; and

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  Approve or disapprove the sale of all or substantially all of the Company's assets when such sale is to be made other than in the ordinary course of the Company's business.

Without the approval of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter, our board of directors may not:

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  Amend the Investment Advisory and Administrative Services Agreement dated October 30, 2020, except for amendments that would not adversely affect the interests of our stockholders; or

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  Except as permitted by our Charter, permit our Adviser to voluntarily withdraw as our investment adviser unless such withdrawal would not affect our tax status and would not materially adversely affect our stockholders;

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  Appoint a new investment adviser;

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  Unless otherwise permitted by law, sell all or substantially all of our assets other than in the ordinary course of business; and

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  Unless otherwise permitted by law, approve a merger or similar reorganization of our Company.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Control Share Acquisition Act under the MGCL (the "Control Share Act") discussed below, as permitted by the MGCL, our stockholders are not entitled to exercise appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Restrictions on Roll-Up Transactions

In connection with a proposed "roll-up transaction," which, in general terms, is any transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of our Company and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, we will obtain an appraisal of all of our assets from an independent expert. In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with our Adviser or any affiliate of our Adviser and must be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by us. If the appraisal will be included in a prospectus used to offer the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, the appraisal will be filed with the Securities and Exchange Commission (the "SEC") and the states in which the securities are being registered as an exhibit to the registration statement. Our assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of our assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of such independent expert will clearly state that the engagement is for our benefit and the benefit of our stockholders. We will include a summary of the independent appraisal, indicating all material assumptions underlying the appraisal, in a report to the stockholders in connection with a proposed roll-up transaction.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to common stockholders who vote against the proposal a choice of: (1) accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or (2) one of the following: (i) remaining stockholders and preserving their interests in us on the same terms and conditions as existed previously or (ii) receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed roll-up transaction: (a) which would result in common stockholders having voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in our Charter, including rights with respect to the amendment of the Charter and our merger or sale of all or substantially all of our assets; (b) which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor; (c) in which our common stockholders' rights to access of records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in our Charter; or (d) in which we would bear any of the costs of the roll-up transaction if our common stockholders reject the roll-up transaction.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition (the acquisition of issued and outstanding control shares, subject to certain exceptions) have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, which we refer to as the Control Share Act. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

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  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including compliance with the 1940 Act. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.

The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our Bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at some time in the future. However, we will amend our Bylaws to be subject to the Control Share Act only if the board of directors determines that it would be in the best interests of our stockholders and if the SEC staff expressly approves that our being subject to the Control Share Act does not conflict with the 1940 Act. The SEC staff has issued informal guidance setting forth its position that certain provisions of the Control Share Act, if implemented, would violate Section 18(i) of the 1940 Act.

Business Combinations

Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder, which we refer to as the "Business Combination Act."

These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

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  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock; or

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  an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of, directly or indirectly, 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution exempting any business combination between us and any other person from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Sales and Leases to the Company

Our Charter provides that, except as otherwise permitted under the 1940 Act, the Company may not purchase or lease assets in which our Adviser or any of its affiliates has an interest unless all of the following conditions are met: (a) the transaction occurs at the formation of the Company and is fully disclosed to the stockholders in a prospectus or in a periodic report; and (b) the assets are sold or leased upon terms that are reasonable to the Company and at a price not to exceed the lesser of cost or FMV as determined by an independent expert. However, our Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Company, or the completion of construction of the assets, so long as all of the following conditions are met: (i) the assets are purchased by the Company at a price no greater than the cost of the assets to our Adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired will be treated as belonging to the Company; and (iii) there are no other benefits arising out of such transaction to our Adviser apart from compensation otherwise permitted by the NASAA Omnibus Guidelines.

Sales and Leases to the Adviser, Directors or Affiliates

As also prohibited by the 1940 Act, our Charter provides that the Company may not sell assets to our Adviser or any affiliate thereof unless such sale is duly approved by the holders of shares of stock entitled to cast a majority of all the votes entitled to be cast on the matter. The Company may not lease assets to our Adviser or any affiliate thereof unless all of the following conditions are met: (a) the transaction is fully disclosed to the stockholders in a periodic report filed with the SEC or otherwise; and (b) the terms of the transaction are fair and reasonable to the Company. Loans Our Charter provides that, except for the advancement of indemnification funds, no loans, credit facilities, credit agreements or otherwise may be made by the Company to our Adviser or any of its affiliates.

Commissions on Financing, Refinancing or Reinvestment

Our Charter provides that the Company generally may not pay, directly or indirectly, a commission or fee to our Adviser or any affiliate thereof in connection with the reinvestment of profits and available reserves or of the proceeds of the refinancing of assets.

Lending Practices

Our Charter provides that any adviser may not provide financing with a term in excess of 12 months for the Company, and with respect to financing made available to the Company by any adviser, such adviser may not receive interest in excess of the lesser of such adviser's cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. An adviser may not impose a prepayment charge or penalty in connection with such financing and such adviser may not receive points or other financing charges.

Additional Provisions of Maryland Law

Maryland law provides that a Maryland corporation that is subject to the Exchange Act and has at least three independent directors can elect by resolution of the board of directors to be subject to some corporate governance provisions notwithstanding any provision in the corporation's charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding any contrary provision in the charter or bylaws.

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  provide that a stockholder-requested special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

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  reserve for itself the exclusive power to fix the number of directors;

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  provide that a director may be removed only by the vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast generally in the election of directors; and

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  provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and that any director elected to fill a vacancy will serve for the remainder of the full term of the directorship and until his or her successor is elected and qualifies.

Pursuant to our Charter, we have elected to provide that all vacancies on the board of directors resulting from an increase in the size of the board of directors or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum and that any director elected to fill a vacancy will serve for the remainder of the full term of the directorship and until a successor is elected and qualifies. Such election is subject to applicable requirements of the 1940 Act and to the provisions of any class or series of preferred stock established by the board of directors.

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  EXHIBIT 4.4
DESCRIPTION OF SECURITIES